Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors
Pepsi-Cola Puerto Rico Bottling Company:

We consent to incorporation by reference in the Amendment No.3 to the Registration Statement on Form S-3 of Pepsi Cola Puerto Rico Bottling Company (the "Company") covering the registration of 7,000,000 shares of Class B Common Stock, par value of $0.01 per share, to be filed on July 9, 1998 of our report dated December 5, 1997, relating to the consolidated balance sheets of the Company and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of income/(loss), shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of the Company.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.



                                        /s/ KPMG Peat Marwick LLP


San Juan, Puerto Rico
July 9, 1998



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